UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2007

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On January 30, 2007, the Federal Home Loan Bank of New York ("FHLBNY") issued a ‘Report from the President’ (the "Report") which included certain information about financial results for the fourth quarter ended December 31, 2006 and for the year 2006. The text of the Report is included below under Item 8.01. In addition, tables that are attached to the Report pertaining to the aforementioned financial results are included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. The FHLBNY does not intend for this information to be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor shall such information be deemed incorporated by reference in any filing under the Exchange Act.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of January 2007 issued on January 30, 2007 appears below.

January 30, 2007

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Dividend for the Fourth Quarter of 2006 Declared at 7.00%

I am pleased to report that at their January 18 meeting, our Board of Directors approved a cash dividend for the fourth quarter of 2006 at the rate of 7.00 percent (annualized). The Home Loan Bank’s dividend rate for the third quarter was 6.25 percent. The dollar amount of the fourth quarter dividend will be approximately $67 million. The dividend will be distributed to member lenders on January 31, 2007.

The average rate for dividends paid on the basis of stock ownership in 2006 was 6.06 percent, and the total cash dividend paid for these four quarters was approximately $230 million compared with $184 million in 2005. And for the year, the Bank earned $285.2 million, the highest in the history of the Home Loan Bank, up 24 percent from the $230.2 million of earnings for 2005.

Net income for the quarter ended December 31, 2006, was $70.3 million, an increase of 25 percent compared with $56.2 million for the same period in 2005. Net interest income increased $25.8 million, or 25 percent, to $129.2 million for the quarter, up from $103.4 million for the same period in 2005. This increase in net interest income is due primarily to better spreads on advances and investments combined with increased earnings on our capital due to higher interest rates.

At the close of business on December 31, 2006, total assets were $81.7 billion, as compared to $85 billion at year-end 2005. Advances were down to $59 billion, compared with $61.9 billion at year-end 2005, and represented 72.20 percent of total assets. The decrease in advances was mainly caused by the merger of former members with institutions out of our District service area.

Investments and short-term money-market instruments declined 3.00 percent to $20.5 billion, compared with $21.2 billion at year-end 2005. MPF member mortgage assets were approximately the same at the end of 2006, $1.5 billion, as compared to year-end 2005.

The Board of Directors ratified the funding of 69 affordable housing projects in the two 2006 Affordable Housing Program (AHP) funding rounds. A total of $23,854,505 million was awarded to these projects, and as a result, 3,449 new affordable housing units will be created in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. These 69 successful public/private AHP partnerships will generate almost $543 million in total expenditures, producing jobs as well as housing.

The audit of our 2006 financials is underway, and the enclosed unaudited statements are subject to change until the audit is completed. A Form 10-K, including the audited financials, will be sent to you after it is filed with the SEC.

The Home Loan Bank achieved solid financial results in 2006. The Bank maintained a risk/reward profile that generates sustainable and consistent earnings. We continued to follow our low-risk, conservative approach to investing while remaining a mission-focused, advances-oriented Home Loan Bank.

James W. Fulmer Sworn In as New Director

At the January Board meeting, James W. Fulmer was sworn in as a newly elected member of the Board. Mr. Fulmer has served as a director of The Bank of Castile since 1988, has been its Chairman since 1992,and is currently its President and CEO. He also has served as a director and President of Tompkins Trustco, Inc., since 2000. Before joining The Bank of Castile, Mr. Fulmer held various executive positions with Fleet Bank of New York (formerly known as Security New York State Corporation and Norstar Bank) for approximately 12 years. Mr. Fulmer has been active in many professional and community service organizations.

We welcome Jim to the Board. We also thank former Director Ken Abt, Chairman, President and CEO, First Federal Savings of Middletown, for his contributions during his many years of service on our Board.

In Washington

FHFB Adopts Interim Rule on Appointed Directors

On January 18, 2007, the Federal Housing Finance Board (FHFB) unanimously adopted an interim final rule that will permit the Federal Home Loan Banks to identify potential Public Interest Directors. These candidates will then be submitted to the FHFB for approval. Ultimately, this action may allow the appointment of the full complement of directors on the 12 local Boards of Directors of the Federal Home Loan Banks.

And with respect to retained earnings requirements, FHFB Chairman Ronald Rosenfeld indicated in December that, while the FHFB will not adopt a rule on retained earnings immediately, the FHFB is in the process of developing a risk-based capital rule. More recently, Chairman Rosenfeld was quoted in the American Banker on January 24: "In relation to advances, clearly … [mortgages and mortgage-backed securities] have a higher degree of risk and should have more capital. The goal is that the banks in the system have adequate retained earnings."

The Federal Home Loan Bank of New York was positioned to quickly meet the earlier proposed retained earnings rule. It is my full expectation that whatever retained earnings policy is finally adopted by the FHFB, the Federal Home Loan Bank of New York will be able to meet the new requirements quickly.

Looking Ahead

The Board and management of the Bank are committed to maintaining a strong bank that can meet the liquidity and community investment needs of our members. It is often noted that we are an "advances bank." I am especially proud that while I have been CEO our advances have increased four-fold. However, we are beginning to see a kind of consolidation among our member banks which causes us to lose portions of the advances book we have carefully built because acquiring banks from outside our district are not permitted to keep membership and their advances at the Federal Home Loan Bank of New York.

We will continue to grow the business we do with the banks, thrifts and credit unions who remain headquartered in New Jersey, New York, Puerto Rico and the United State Virgin Islands. And we will also be seeking new members from the life insurance companies who are based in our district and now find membership attractive because of the new capital plan which became effective one year ago.

In 2006 the Federal Home Loan Bank of New York delivered solid results and kept a low-risk profile. We paid a good dividend and continued to build retained earnings.

We did this with your business and we are grateful for your continued support.

In 2007, we will continue to work to serve our members, fulfill our public mission, meet our stakeholders' needs, and maintain our leadership position among the Home Loan Banks.

Thank you.

Sincerely,

Alfred A. DelliBovi
President

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Federal Home Loan Bank of New York Statements of Condition (Unaudited) as of December 31, 2006 and December 31, 2005.

99.2 Federal Home Loan Bank of New York Statements of Income (Unaudited) as of December 31, 2006 and December 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

January 30, 2007	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Federal Home Loan Bank of New York Statements of Condition (Unaudited) as of December 31, 2006 and December 31, 2005.
99.2	Federal Home Loan Bank of New York Statements of Income (Unaudited) as of December 31, 2006 and December 31, 2005.